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                                 EXHIBIT 10(t)

                        Letter agreement,
                        dated November 21, 2002, replacing
                        and superseding the letter agreement
                        dated December 20, 2001,
                        between the Registrant and
                        L. Robert Stohler
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                                                                   EXHIBIT 10(t)

THE SCOTTS COMPANY                                                [Scotts logo]
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and subsidiaries


James Hagedorn
President and Chief Executive Officer


November 21, 2001



Dear Bob:

         This letter is intended to memorialize the agreements we have reached regarding your continued employment with The Scotts Company (the "Company"). We have agreed as follows:

         1. You agree to continue in your present position as Executive Vice President - North America until the earlier of:

                  (a) September 30, 2003 (or such other date as you and the Company may hereafter mutually agree);

                  (b) The date the Company terminates your employment without Cause (as that term is defined in the Company's 1996 Stock Option Plan);

                  (c)      The date of your death or total disability; or

                  (d) The effective date of a Change in Control (as that term is defined in the Company's 1996 Stock Option
                           Plan).

         Each of the dates set forth above is hereinafter referred to as the "Termination Date."

         2. On or before September 30, 2003, the Company will, at its sole discretion, offer you one of the following options:

                  (a) Continued employment in your current position beyond September 30, 2003 (defined as an "Offer of Continued Employment"); or

                  (b)      Termination of your employment.

                  In the event the Company makes an Offer of Continued Employment, you may elect to accept or decline such offer. If you accept such offer, your eligibility to receive the termination benefits set forth herein shall be extended to such date as you and the Company agree, or the date upon which the Company terminates your employment without Cause.

                  In the event you decline the Offer of Continued Employment, you will be expected to retire on September 30, 2003, and you will be entitled to receive the termination benefits set forth herein. Assuming you retire on September 30, 2003, you will be eligible for a pay out under the 2003 Executive Annual Incentive Plan, but you will not be eligible for any further stock option grants.


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         3.       On the Termination Date, you will be entitled to receive the following benefits:

                  (a) A severance payment (payable in 12 equal monthly installments, beginning on the 25th day of the month following the Termination Date) equal to your current annual salary plus your target bonus in effect at the Termination Date (less required tax withholding).

                  (b) Medical and dental coverage equal to that in effect at the Termination Date will be provided by the Company at no charge to you during the 12 months you are receiving the severance payments set forth in paragraph 3(a) above. Thereafter, you will be entitled to continue to participate in the Company's group medical and dental plans under COBRA until your 65th birthday. The Company shall make a lump sum payment to you on the date of the last monthly severance payment equal to the amount necessary to pay the premiums for group medical and dental coverage through your 65th birthday, grossed up for taxes. An example of the calculations used to determine the amount of this lump sum payment is attached to this letter as Exhibit A.

                           After you reach your 65th birthday, you will be entitled to participate in the Scott's Retiree (Medical) Plan, which designates Medicare, as the primary medical program for post age 65.

                  (c) You presently have 92,000 options to purchase common shares of the Company that have vested and 37,000 options that have not vested. In addition, 30,000 options, or their equivalents, will be awarded on or before January 31,2003. On the Termination Date, you shall be considered to have retired from the Company. As a result, all of your then outstanding options shall vest and may thereafter be exercised in accordance with the terms and conditions of the Company's 1996 and 2003 Stock Option Plans which state that you will have five years from the Termination Date (September 30, 2003), or the end of the Option term, which ever is the shorter period.

         4. The agreements set forth in this letter do not apply should you voluntarily terminate your employment with the Company prior to September 30, 2003, or should the Company terminate your employment for Cause, unless by mutual consent.

         5. Should you die or become totally disabled following the Termination Date but before the payments due you under paragraphs 3(a) and 3(b) above have been made to you, any remaining payments shall be made to you (or your beneficiary, as applicable) within 90 days of your death or total disability. In the event of death or disability, the Company will assume the unpaid liability on your Ohio apartment rent for the balance of the lease. Currently the rental rate is $1,020.00 per month and the lease terminates October 31, 2003.

         Two copies of this letter are enclosed. Please indicate your agreement with the terms set forth herein by executing one copy of this letter and returning it to me. The second copy is for your records.


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         Bob, I am pleased that we could reach agreement on the matters set forth above and I look forward to working with you for the balance of the fiscal year.

                                     Very truly yours,

                                     The Scotts Company


                                     By: /s/ James Hagedorn
                                         --------------------------------
                                         James Hagedorn
                                         President and Chief Executive Officer

Dear Jim:

         I agree that this letter sets forth the agreements you and I have reached regarding my continued employment with the Company.

                                         /s/ L. Robert Stohler
                                         --------------------------------
Dated: November 27, 2002                 L. Robert Stohler


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                                    Exhibit A

                         Calculation of Lump Sum Payment


1.       Assume retirement from the Company on September 30, 2003, at age 61.

2. Assume the Company pays for medical and dental coverage through September 30, 2004.

3. Assume eligibility for Scotts Retiree Medical Plan at age 65 beginning November 1, 2006.

Calculation of 25 months of COBRA payments, grossed up for tax purposes and payable to Mr. Stohler in a lump sum on September 25, 2004:

Mr. Stohler's applicable COBRA rate today:           $   701.00

Times 25 months                                      $17,525.00

Gross up for taxes (times 1.65)                      $11,391.00

Lump sum due                                         $28,916.00